Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of June 15, 2024, by and between Brag House Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Lavell Juan Malloy, II (“Executive”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as the Company’s Chief Executive Officer (“CEO”); and

WHEREAS, the Company and Executive mutually desire to set forth and agree to certain terms of Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1. Employment and Term. The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment by the Company on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the effectiveness of the Company’s registration statement (the “Effective Date”) and continue through the three-year anniversary of such date; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least ninety (90) days prior to the then-scheduled date of expiration of the Term, either (x) the Company gives notice to Executive that it is electing not to so extend the Term or (y) Executive gives notice to the Company that he is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 7 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

2. Position, Duties and Responsibilities; Location.

2.1 Position and Duties. Executive shall be employed as CEO of the Company and shall serve as a member of the Company’s Board of Directors (the “Board”). Executive shall have, subject to the Company’s Bylaws and the direction of the Board, general overall authority and responsibility for the day-to-day management of the affairs and business of the Company and its subsidiaries, if any, and primary responsibility for the formulation, implementation and execution of strategic policies relating to the Company’s business operations, financial objectives and market growth. Executive shall have such duties, powers and authority as are commensurate with his position, including such other duties and responsibilities as are reasonably delegated to him, from time-to-time by the Board.

2.2 Exclusive Services and Efforts. Executive agrees to devote his best reasonable efforts, energies, and skill to the full discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention exclusively to the business and affairs of the Company. Notwithstanding the foregoing, Executive may (a) serve on the boards of a reasonable number of trade associations and charitable organizations, (b) engage in charitable activities and community affairs, (c) manage his personal investments and affairs and (d) serve on a reasonable number of boards of directors of unaffiliated companies and companies that do not compete with the Company’s business, so long as such activities do not, either individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities hereunder.

3. Compensation.

3.1 Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of Two Hundred Fifty Thousand Dollars ($250,000) (the “Salary”), less all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and may be adjusted (in which case such increased amount shall be the “Salary” hereunder).

3.2 Annual Bonus. For each calendar year that ends during the Term, Executive shall be entitled to participate in the Company’s annual cash incentive plan (the “Annual Bonus”) with a target bonus of no less than 75% of Executive’s Salary (the “Target Bonus”). The Annual Bonus shall be determined by the Compensation Committee, and paid in the calendar year following the year in which the services were performed, as soon as reasonably practicable following the Company’s receipt of its annual audited financial statements and the Compensation Committee’s determination regarding whether to approve an Annual Bonus and the amount of any such Annual Bonus. In the event that the Compensation Committee determines that the Company’s financial performance does not support the payment of the full Target Bonus, the Annual Bonus shall be reduced to an amount the Compensation Committee determines is appropriate given the Company’s financial performance (“Reduced Annual Bonus”). In such cases, the Compensation Committee will uniformly apply the Reduced Annual Bonus to all of the eligible executives and employees receiving a bonus for that year, as determined by the Compensation committee. The Company will communicate any such adjustment to the Executive in a timely manner.

3.3 Annual Equity Award. Executive will be eligible for annual grants of long-term incentive and equity compensation awards at the Company’s good faith discretion, based upon the Compensation Committee’s evaluation of his performance and peer company compensation practices (the “Annual Equity Award”). Executive’s target Annual Equity Award shall be consistent with his position at the Company’s peer companies; provided, however, that the grant date fair value of the target Annual Equity Award shall not be less than two hundred percent (200%) of Executive’s Salary.

3.4 Initial Equity Award. Contingent on and upon the initial public offering (“IPO”) of the Company’s common stock, the Company shall grant to Executive an award under the 2024 Brag House Holdings, Inc. Omnibus Incentive Plan (the “Plan”) of stock options for the greater of 40,000 shares or $200,000 worth of shares (based upon the fair market value on the date of the award) to the Executive (the “Sign-On Award”). Subject to the terms of this Agreement and the award agreement into which Executive and the Company will enter on the Effective Date evidencing the grant of the Sign-On Award, the Sign-On Award shall vest according to the following schedule:

3.4.1 50% of the Sign-On Award shall vest immediately upon the Company’s IPO.

3.4.2 25% of the Sign-On Award shall vest 12 months after the Company’s IPO.

3.4.3 25% of the Sign-On Award shall vest 24 months after the Company’s IPO.

3.5 Effect of Termination Awards. Subject to the applicable award agreement with respect to any awards issued to Executive:

3.5.1 If the Executive’s employment is terminated before the options or restricted stock subject to outstanding awards to Executive are fully vested, whether due to termination by the Company or any other reason, aside from termination for Cause, all unvested options or restricted stock from the outstanding awards shall vest and become exercisable immediately prior to the effectiveness of such termination.

3.5.2 In the event of a merger, acquisition, or change of control of the Company, where Executive’s employment is terminated thereafter following such event, all unvested options or restricted stock from the outstanding awards shall vest and become exercisable immediately prior to the effectiveness of such termination.

4. Employee Benefits.

4.1 Participation in Benefit Plans. During Executive’s employment by the Company, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally.

4.2 Fringe Benefits, Perquisites and Vacations. During Executive’s employment by the Company, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applying to other senior executives of the Company. In addition, the Executive shall be entitled to unlimited paid vacation days per calendar year. The executive is encouraged to take vacation as needed, provided that they fulfill their duties and responsibilities and maintain their performance. The executive will coordinate their vacation time with the Company to ensure, to the best extent possible, that their absence is managed appropriately and does not unduly impact the Company’s operations or the executive’s role.

4.3 Reimbursement of Expenses. Subject to the Company’s expense policy (“Expense Policy”) Executive shall be reimbursed for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

4.4 Reimbursement of Exercise Cost. In recognition of the exercise cost to the Executive, the Company agrees to reimburse Executive for the exercise price paid upon exercise of the vested stock options. Such reimbursement shall be treated as additional compensation to Executive and shall be subject to applicable tax consequences for both Executive and the Company. Reimbursement will be provided promptly within sixty (60) days upon presentation of appropriate supporting documentation and otherwise in accordance with the Company's expense reimbursement policy.

4.5 Right to Postpone Reimbursement of Exercise Cost. Notwithstanding the foregoing, the Board and/or the Compensation Committee shall have the right to postpone the reimbursement of the Executive’s exercise price paid upon exercise of vested stock options if, in the good-faith opinion of the Board and/or the Compensation Committee, such reimbursement will cause the Company to become insolvent or cause the Company significant financial hardship. The Board and/or the Compensation Committee shall revisit the Executive’s reimbursement request periodically, but no less frequently than every six (6) months, to determine whether the conditions causing the postponement have been alleviated. Once the conditions are deemed to be alleviated, reimbursement will be provided promptly within sixty (60) days and otherwise in accordance with the Company's expense reimbursement policy.

5. Repurchase Rights

5.1 Mandatory Buyback. The Executive shall have the right to require the Company to repurchase up to 30% of the shares of Company stock held by the Executive at the time the Executive first exercises this mandatory buyback right (the “Mandatory Buyback Shares”). The Company shall repurchase the Mandatory Buyback Shares upon the Executive’s written demand. The Executive may demand that the Company buyback all of the Mandatory Buyback Shares at one time, or less than the full amount of Mandatory Buyback Shares at multiple times, but in no event shall the Company be required to repurchase any amount of shares greater than the full amount of the Mandatory Buyback Shares.

5.2 Repurchase Price. The repurchase price per Mandatory Buyback Share shall be the fair market value of such Mandatory Buyback Shares on the date of repurchase, as determined by the closing price of the Company’s common stock on the principal exchange on which it is traded, or if not traded on an exchange, as determined by the Board of Directors in good faith. In addition to the fair market value, the repurchase price will include a premium of at least 25% above the fair market value, reflecting market practices where premiums are occasionally used to incentivize the executive to sell or to expedite the purchase of shares.

5.3 Mutual Agreement to Repurchase Additional Shares. The repurchase by the Company of any additional shares from the Executive beyond the Mandatory Buyback Shares shall be subject to the Executive’s agreement to sell such additional shares, and the Company’s agreement to buy such additional shares, which agreement shall be in writing signed by the Company and the Executive.

5.4 Conditions. The repurchase right shall be exercisable by the Executive at any time during the Term of this Agreement and within a five (5) year period after the Executive’s termination of employment, and subject to compliance with applicable securities laws and any other conditions set forth in the Company’s policies or plans.

5.5 Board/Compensation Committee Right to Postpone. Notwithstanding the foregoing, the Board and/or the Compensation Committee shall have the right to postpone the Executive’s request for the Company to repurchase the Mandatory Buyback Shares if, in the good-faith opinion of the Board and/or Compensation Committee, such repurchase will cause the Company to become insolvent or cause the Company significant financial hardship. The Board and/or Compensation Committee shall revisit the Executive’s request periodically, but no less frequently than every six (6) months, to determine whether the conditions causing the postponement have been alleviated.

6. Tax Assistance.

6.1 Capital Gains Tax Assistance. In the event the Executive sells Company shares acquired through the exercise of stock options or the vesting of RSUs, resulting in capital gains tax liability, the Company shall reimburse Executive for least 50% of the capital gains taxes due from such sale, subject to the terms and conditions set forth in this Agreement and the applicable award agreements (“Capital Gains Reimbursement”).

6.2 Conditions. The Capital Gains Reimbursement provided by the Company shall be subject to compliance with applicable tax laws and regulations, and the Executive shall promptly provide the Company with all necessary documentation and information to facilitate the Capital Gains Reimbursement. The Company’s obligation to provide the Capital Gains Reimbursement shall not relieve the Executive of Executive’s responsibility to comply with all tax laws and obligations, or to seek independent tax advice as necessary.

6.3 Notification and Payment. Executive shall notify the Company promptly upon becoming aware of any capital gains tax liabilities arising from Executive’s sale, exercise, or disposition of equity awards. The Company shall make payments for the Capital Gains Reimbursement in a timely manner after receiving satisfactory evidence from the Executive of payment of the capital gains taxes for which the Capital Gains Reimbursement is sought.

6.4 Tax Gross-Up Provision. If any payment or benefit provided to Executive under this tax assistance provision is subject to the imposition of excise taxes under Section 4999 of the Internal Revenue Code or any similar taxes, the Company shall provide an additional payment to Executive so that the net amount retained by Executive, after deduction of any excise taxes, is equal to the amount that would have been retained by Executive if no such excise taxes were imposed.

6.5 Adjustments to Tax Assistance. The Company reserves the right to adjust the amount of Capital Gains Reimbursement provided to Executive to the extent necessary to comply with applicable laws and regulations.

7. Termination.

7.1 General. The Company may terminate the Executive’s employment for any reason or no reason, and the Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement. In the event of the termination of Executive’s employment hereunder for any reason other than Cause, he shall promptly resign from any other position he then holds that is affiliated with the Company or that he was holding at the Company’s request, but will retain his seat on the Board of Directors, which shall transition to an independent board seat. In such case, the compensation to the Executive as an Independent Board member will be determined by the Compensation Committee, but be consistent with the compensation of the other Independent Board members. For purposes of this Agreement, the following terms have the following meanings:

(a) “Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) payment of any annual, long-term, or other incentive award earned in respect to any period ending on or before the Termination Date, or payable (but not yet paid) on or before the Termination Date; (iii) a lump-sum payment in respect of accrued but unused vacation days at Executive’s per-business-day Salary rate in effect as of the Termination Date; (iv) any unpaid expense or other reimbursements pursuant to Section 4.3 and 4.4 hereof; and (v) any rights, entitlements or benefits to which Executive is or becomes (or his dependents are or become) entitled in accordance with the terms of any Company Arrangement.

(b) “Cause” shall mean (i) Executive is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude, fraud, embezzlement from the Company, or theft of Company property (including intellectual property; (ii) in carrying out his duties hereunder, Executive engages in conduct that constitutes fraud, willful gross misconduct, or willful gross neglect and that, in either case, results in material economic or reputational harm to the Company, which Executive fails to cure within thirty (30) days following Executive’s receipt of written notice from the Board of such misconduct; (iii) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to him (consistent with Section 2) by the Board, which non-performance has continued for ninety (90) days following Executive’s receipt of written notice from the Board of such non-performance and provided that such duties or responsibilities are suitable and appropriate (consistent with Section 2); (iv) Executive violates any of the restrictive covenants set forth in Section 9 of this Agreement; or (v) Executive violates a material policy of the Company.

(c) “Change in Control” shall mean the first to occur of any of the following; provided, that for any distribution that is subject to Section 409A (as defined in Section 10.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-3(i)(5):

(i) any Person or group of Persons becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (a “Majority of the Securities”);

(ii) (A) the stockholders of the Company approve a plan of complete liquidation of the Company; (B) the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a Majority of the Securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(iii) the date a majority of the members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election are not endorsed by a majority of the members of the Board before the date of the appointment or election.

(iv) Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (A) an acquisition by the Company or entity controlled by the Company, or (B) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company.

(d) “Company Arrangement” shall mean any plan, program, agreement, corporate governance document or arrangement of the Company or any of its affiliates.

(e) “Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for three hundred sixty-five (365) consecutive days.

(f) “Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent: (i) a diminution in Executive’s authority, title, duties, responsibilities, or reporting lines; responsibilities or authorities; (ii) a reduction in Executive’s Salary, other than any diminution that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; (iii) relocation of Executive’s principal office, or principal place of employment, to a location that is more than thirty (30) miles from the Company’s corporate headquarters in New York, New York; or (iv) a breach by the Company or any of its affiliates of this Agreement. A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than sixty (60) days following the occurrence of the circumstances that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the ten (10) day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason; provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such ten (10) day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstances. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the thirty (30) day period that follows the end of the Cure Period. If Executive does not terminate employment during such thirty (30) day period, Executive will not be permitted to terminate employment for Good Reason as a result of such event.

(g) “Pro Rata Annual Bonus” shall mean an amount equal to (i) the Executive’s Target Bonus for the calendar year during which his employment hereunder terminated if his employment hereunder had continued, multiplied by (ii) a fraction, the numerator of which is the number of days he was employed hereunder during such year and the denominator of which is the number of days in such year; and

(h) “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

7.2 Termination by the Company Without Cause, by Executive With Good Reason, or Due to Company’s Non-Renewal of the Term. In the event that Executive’s employment is terminated by the Company without Cause, by Executive with Good Reason, or due to the Company’s non-renewal of the Term pursuant to Section 1 above, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) an amount equal to (i) 3 times (ii) the sum of (1) his highest Salary during his employment with the Company and (2) the average Annual Bonus that Executive received for each of the three preceding calendar years (or, if fewer, for the number of completed years he was employed immediately prior to the Termination Date or, if none, then his Target Bonus then in effect) or (ii) the Target Bonus, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

(b) a Pro-Rata Annual Bonus, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

(c) a lump sum cash payment equal to the monthly COBRA costs of continued coverage for a period of 12 months following the Termination Date under the Company’s welfare plans (including health, dental, prescription drug and vision), for Executive and, as applicable, his spouse and eligible dependents;

(d) acceleration of the vesting of all unvested equity and equity-based awards that have been granted to Executive under the Plan or any other agreement or arrangement through the Termination Date; and

(e) the Accrued Obligations.

7.3 Death and Disability. Executive’s employment shall terminate in the event of his death, and either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least thirty (30) days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to his death or Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the benefits described in Section 7.2(b), (c), (d), and (e).

7.4 Termination by the Company For Cause, by Executive Without Good Reason, or Due to Executive’s Non-Renewal of the Term. In the event that Executive’s employment is terminated by Executive without Good Reason, by the Company for Cause, or due to Executive’s non-renewal of the Term pursuant to Section 1 above, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations. Additionally, subject to the terms of the Executive’s award agreement, any unvested equity awards granted under Plan will be forfeited as of the Termination Date.

7.5 Due to Change in Control. In the event that, within two years following a Change in Control, Executive’s employment is terminated by the Company without Cause, by Executive with Good Reason, or due to the Company’s non-renewal of the Term pursuant to Section 1 above, then, in lieu of the payments otherwise due to Executive under Section 7.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) an amount equal to (i) 3.5 times (ii) the sum of (A) Executive’s highest Salary during his employment with the Company and (B) the greater of (1) the average Annual Bonus paid to him in respect of the three completed years immediately prior to his Termination Date (or, if fewer, in respect of the number of completed years he was employed immediately prior to the Termination Date or, if none, then his Target Bonus then in effect) or (2) the Target Bonus, such payment to be made in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

(b) a Pro-Rata Annual Bonus, such amount to be paid in a cash lump sum to Executive on the sixtieth (60th) day after the Termination Date;

(c) a lump sum cash payment equal to the monthly COBRA costs of continued coverage for a period of 12 months following the Termination Date under the Company’s welfare plans (including health, dental, prescription drug and vision), for Executive and, as applicable, his spouse and eligible dependents, such payment to be made to Executive on the sixtieth (60th) day after the Termination Date;

(d) full vesting, exercisability and non-forfeitability, as applicable, as of the Termination Date, of any outstanding equity or equity-based awards; and

(e) the Accrued Obligations.

7.6 Release. Executive’s entitlement to the payments described in this Section 7 (other than the Accrued Obligations) is expressly contingent upon Executive first providing the Company with a signed release of claims in substantially the form attached hereto as “Exhibit A” (the “Release”). In order to be effective, such Release must be delivered by Executive to the Company no later than sixty (60) days following the Termination Date and not revoked by Executive during the seven (7) day period following such delivery.

8. Excess Parachute Payments.

8.1 If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code (the “Parachute Threshold”), is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 7.5(a) and (b) hereof.

8.2 Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. Fo purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least forty-five (45) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

9. Indemnification.

9.1 If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made against the Executive that arises out of or relates to Executive’s service in any of the foregoing capacities, then the Company shall indemnify and hold harmless the Executive to the fullest extent permitted or authorized by any Company Arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, federal or state tax liabilities, and amounts paid or to be paid in settlement) incurred or suffered by him in connection therewith or in connection with seeking to enforce his rights under this Section 9.1, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators.

9.2 A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the tenth (10th) anniversary of the Termination Date, providing coverage to Executive that is no less favorable to him in any respect than the coverage then being provided to any other current or former director or officer of the Company.

9.3 For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

10. Other Tax Matters.

10.1 The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

10.2 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of Executive’s death.

10.3 After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A.

10.4 Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 10 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six months after Executive’s separation from service (or, if earlier, the date of Executive’s death). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

10.5 To the extent that any reimbursements pursuant to Section 4.3 and 4.4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4.3 and 4.4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

11. Restrictive Covenants.

11.1 Confidentiality.

(a) Company Information. Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company. As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, patents, trademarks, copyrights, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.

(b) Executive-Restricted Information. Executive agrees that during the Term of this Agreement Executive will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Executive has an agreement or duty to keep such information or secrets confidential.

(c) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity, or to use it except as necessary in performing Executive’s duties, consistent with the Company’s agreement with such third party.

11.2 Non-Competition and Non-Solicitation.

(a) Executive acknowledges that, during the Term, Executive has had access to information concerning the Company’s critical business strategies, engineering and technology development plans, competitive analyses, organizational structure. Accordingly, in consideration of the compensation provided under this Agreement, Executive agrees that during the Term and for the six(6) months period thereafter, Executive will not directly or indirectly, (i) own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business that is competitive with the business activities of the Company as they existed during the period that Executive provided services to the Company; (ii) solicit, induce, encourage, or attempt to induce or encourage any employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, or to breach any other obligation to the Company (other than advertising not specifically targeted at the Company’s employees and serving as a reference upon request); or (iii) interfere with, disrupt, alter, or attempt to disrupt or alter the relationship, contractual or otherwise, between the Company and any consultant, contractor, customer, potential customer, or supplier of the Company.

(b) Executive acknowledges that the restrictions contained under this Section 11.2 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. In the event the provisions under this Section 11.2 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

11.3 Injunctive Relief. Executive agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 11 Accordingly, if Company or any of its affiliates institutes any action or proceeding to enforce its rights under this Section 11, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

12. Non-Disparagement. During and after the Term, Executive and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; or (d) in the course of performing his duties during the Term.

13. Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, exclusive of any choice of law rules.

15. Arbitration; Legal Fees.

15.1 The Company and Executive waive their right to seek remedies in court, including any right to a jury trial. The Company and Executive agree that any dispute arising out of or relating to this Agreement, Executive’s employment with the Company, or any termination of such employment, shall be resolved by binding arbitration to be conducted in New York in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 15. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.2 In the event of any material contest or dispute relating to this Agreement or the Company’s termination of Executive’s employment hereunder, the Company shall bear all reasonable costs and expenses, including but not limited to legal fees, incurred by the Executive in connection with resolving such dispute.

16. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

17. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company Arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived. Unless already addressed in this Agreement, all Board resolutions previously executed that do not conflict with the terms provided herein shall be incorporated by reference.

18. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

19. Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, he had not violated and in connection with his employment with the Company will not violated any non-solicitation or other similar covenant or agreement by which he is or may be bound, and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

20. Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21. Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

22. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

23. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

24. No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

26. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

BRAG HOUSE HOLDINGS, INC.:

By:	/s/ Daniel Leibovich
Name:	Daniel Leibovich
Title:	Chief Operating Officer

EXECUTIVE:

/s/ Lavell Juan Malloy, II
Name:	Lavell Juan Malloy, II

EXHIBIT A

FORM OF GENERAL RELEASE OF ALL CLAIMS

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of _______, is made by [___] (“Executive”).

WHEREAS, Brag House Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Executive are parties to that certain Employment Agreement, dated as of [______] (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (v) any equity rights; or (vi) this General Release or any of its terms or conditions.

2. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from any Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing a Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Releasee so sued for such Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

5. Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission of any improper or unlawful conduct on the part of the Releasees.

6. Executive acknowledges and recites that he has:

(a) executed this General Release knowingly and voluntarily;

(b) had a reasonable opportunity to consider this General Release;

(c) read and understands this General Release in its entirety;

(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on his own judgment, belief and knowledge, and such advice as he may have received from his legal counsel.

7. Section 15 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

8. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 13 of the Employment Agreement.

9. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10. This General Release may be executed by Executive in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, Executive has executed this General Release as of the day and year first above written.

EXECUTIVE:

Name:	[ ]